Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective July 16, 2007 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Patricia Jones (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Chief People Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. She shall report to the Chief Executive Officer. Employee shall perform the duties of Chief People Officer or any additional or different duties or jobs as the Company deems appropriate. Initially, Employee shall work out of Employer’s El Segundo headquarters. Employee agrees to devote substantially all of her time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with her ability to perform her duties. Employee agrees that she shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $350,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $250,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion. Notwithstanding the above, Employer shall guarantee Employee 50% of her Bonus for the first two years of her employment.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Sign-On Bonus: On the Effective Date, Employer shall pay Employee a sign-on bonus of $40,000, less standard withholdings and authorized deductions. Additionally, at the end of 2007, Employer shall pay Employee a bonus of $40,000, less standard withholdings and authorized deductions, so long as Employee is still employed by the Employer (or an affiliate) on the date this additional bonus is paid.

2.5 Relocation.

(a) Employer shall pay certain of Employee’s reasonable relocation costs pursuant to its policies and practices, so long as those expenses have been previously approved by the Employer’s Chief Executive Officer. Employer shall provide Employee with information concerning its policies and practices.

(b) To assist Employee with the cost of housing in California, so long as Employee is employed by Employer, Employer shall pay Employee $110,000 per year, less withholdings, for the first 3 years after she relocates. This payment shall be paid in equal installments over each pay period during the year.

2.6 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.7 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 25,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date that appropriate approval has been obtained, whichever is later. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.8 Restricted Stock Units. On the Effective Date, on the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date appropriate approval has been given, whichever date is later, Employee will receive 6,250 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted stock units shall vest over a five-year period, one-third vesting on the third anniversary date of the grant, 11.11 % at 40th month of the grant, then 11.11% every 4 months thereafter until the 60th month. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement to be signed by Employer and Employee.

2.9 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.10 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law.

2.11 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of her duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination.

(a) Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for Material Cause, death, or Disability, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) continue to receive her salary for the one-year period (“Severance Period”) following the termination of her employment, and (iii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

(b) Once Employee accepts employment (as an employee or as an independent contractor) during the Severance Period, Employer may reduce its obligation under clause (ii) of Section 3.3(a) dollar-for-dollar for every dollar Employee earns in base salary or other compensation (including fees earned as a consultant, fees earned as a director, signing bonus, performance bonus, special or other bonus) during the Severance Period from her new employer. Employee may not defer compensation with her new employer (including, but not limited to, performing non-compensated work during the Severance Period, only to start being compensated at the conclusion of the Severance Period) or take any other action in an effort to avoid the dollar-for-dollar reduction required by this Section 3.3 of the Agreement, and that if Employee does take such action, the Company’s obligations under this Section may be reduced accordingly by the Company it its discretion. Employee agrees to use reasonable efforts to find employment during the Severance Period.

(c) During the Severance Period, Employee agrees (1) to make herself available to answer questions and to cooperate in the transition of her duties, (2) to respond to any inquiries from the Compliance Department, including making herself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making herself available for any interviews, appearing at depositions, and producing requested documents without a subpoena. Employer shall reimburse Employee for any out-of-pocket expenses she may incur, including travel costs, provided that Employee used the Employer’s travel department to arrange and purchase all travel-related expenses.

(d) Employee must execute the Employer’s standard Severance and General Release Agreement before being eligible to receive the severance benefits set forth above. All severance arrangements shall comply with the American Jobs Creation Act of 2004, all related regulations, and all other laws and regulations governing the payment of severances, including all waiting periods, as well as Employer’s severance policy.

3.4 Voluntary Resignation. Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of her duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of her duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4: Non-Solicitation, Non-Competition and Confidentiality. Employee, contemporaneously herewith, shall enter into a Non-Solicitation, Non-Competition and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1. Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2. Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.4. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.5 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.6 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.7 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.8 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.9 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

	DAVITA INC.	EMPLOYEE

By	/s/ KENT J. THIRY	By	/s/ PATRICIA JONES
	Kent J. Thiry		Patricia Jones
Chairman and Chief Executive Officer

6/1/07
	Date	Date

Approved by DaVita Inc. as to Form:

/s/ STEVEN M. COOPER
Steven M. Cooper
Assistant General Counsel—Labor

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